Exhibit 23

[Letterhead of Turlington and Company, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First South Bancorp, Inc.

Washington, North Carolina

We consent to the incorporation by reference in the registration statement (No. 333-151337, No. 333-132623, No. 333-49759 and No. 333-104144) on Form S-8 of First South Bancorp, Inc. and Subsidiary of our report dated March 29, 2013 with respect to the consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012, 2011 and 2010, which report appears in the annual report on Form 10-K of First South Bancorp, Inc.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

March 29, 2013